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EXHIBIT 99.1 PRESS RELEASE: Memorial Health Services Announces Sale of Anaheim
                            Memorial Medical Center

FOR IMMEDIATE RELEASE                  For information, contact Rhoda Weiss
                                                     562-335-6332

                     Memorial Health Services Announces Sale
                       of Anaheim Memorial Medical Center

ANAHEIM, Calif., Oct. 31, 2007--Memorial Health Services (MHS), a not-for-profit health care system with hospitals in Los Angeles and Orange Counties, announced today that it has selected Integrated Healthcare Holdings, Inc. (IHHI) to purchase its 224-bed facility in Anaheim.

IHHI, a partially physician-owned publicly traded hospital management company, owns and operates four hospitals in Orange County with a total of 770 beds, 2787 employees and 1725 active physicians. These include Western Medical Center in Santa Ana, Western Medical Center in Anaheim, Coastal Communities Hospital in Santa Ana and Chapman Medical Center in Orange. IHHI has agreed to maintain current levels of hospital services at Anaheim Memorial, as required by the California Attorney General, including the acute care hospital and emergency department. In addition, IHHI has committed to invest capital to improve Anaheim Memorial's infrastructure and technology.

MHS announced in July 2006 that it would be exploring options of a partnership or sale of Anaheim Memorial Medical Center as part of its strategy to meet demands for future growth, new technology and required seismic retrofitting at its other Southern California hospitals, as well as to pursue other strategic opportunities. These hospitals--Long Beach Memorial Medical Center, Miller Children's Hospital in Long Beach, Orange Coast Memorial Medical Center in Fountain Valley and Saddleback Memorial Medical Center in Laguna Hills and in San Clemente--are experiencing sizable increases in numbers of patients served, physician referrals, new programs and services, market share and community growth. These medical centers--serving more than 3 million people--are filling critical community needs as either the area's major tertiary provider; the region's only designated children's hospital; the sole community hospital; or by being located in communities experiencing significant growth.

The current bidding process was led by Citigroup Global Markets, a financial services firm that represented MHS in the process that just concluded. IHHI's bid was the highest of all received, with a total bid of $68,000,000. IHHI is also committing to a capital investment of $28,750,000 into the hospital to benefit the community following the close of the sale.

"Consistent with the goal of maintaining high quality medical services in the Orange County market, MHS developed criteria to assist in the selection of the final bidder," explains Barry Arbuckle, PhD, President and Chief Executive Officer of Memorial Health Services. Criteria included the purchase price for AMMC and associated assets, a commitment to maintain acute care and emergency services, a commitment to maintain the provision of charity care at historic levels, experience in hospital operations, adequate financial resources to purchase and operate the hospital assets, and a commitment to the Anaheim community and hospital campus.

"I'm pleased that IHHI was selected to acquire such a highly regarded institution like Anaheim Memorial Medical Center," says Bruce Mogel, IHHI Chief Executive Officer.

"We will continue to offer patients in Orange County access to quality care that is the hallmark of our other facilities. IHHI plans to hire substantially all of Anaheim Memorial's current employees and work with its medical staff during the transition," adds Larry Anderson, IHHI President. "We intend to improve Anaheim Memorial by adding needed technology and other capital improvements. These include new and upgraded diagnostic imaging services and technology, an electronic medical record system, enhanced and improved operating rooms, a new endovascular surgical suite, better parking facilities and more."

MHS anticipates filing the notice of the sale with the California Attorney General's office before Dec. 1.